Exhibit 99.B

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (hereinafter “Agreement”) is entered into as of January 27, 2012, by and between Anthony C. Hayes (hereinafter “Hayes”) and MangoSoft Intellectual Property, Inc., a Delaware corporation, a wholly owned subsidiary of Mango Capital Inc., a Nevada Corporation (collectively hereinafter “Mango”).  Hayes and Mango are individually referred to herein from time to time as a “Party” and are collectively referred to herein from time to time as the “Parties.”

RECITALS:

WHEREAS, Mango is the owner of certain patents, and seeks to employ Hayes to assist Mango in the implementation of a Licensing Program to enforce the intellectual property rights owned by Mango from certain of its patents set for on Exhibit A to a certain Agreement, of even date, between Mango and Atwater Partners of Texas, LLC (the “Patents”).

WHEREAS, Hayes has experience implementing Licensing Programs to enforce the intellectual property rights related to patent ownership.

NOW, THEREFORE, in consideration of the foregoing, the covenants contained herein, and other good and valuable considerations, the receipt, adequacy, and total sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

SECTION 1

CERTAIN DEFINITIONS

In addition to other terms defined in this Agreement, the following terms have the meaning indicated when used herein:

“Licensing Program(s)” means: (a) any litigation, arbitration, mediation, negotiation, judicial or administrative hearing, legal or equitable cause of action or such other similar proceedings or efforts against any individual or entity for infringement of the Patents; and (b) any action taken to secure licensing agreements with individuals or entities for infringement the Patents.

SECTION 2

DUTIES, RESPONSABILITIES AND COMPENSATION

Section 2.1.           Hayes’ Duties.  Upon execution of this Agreement, Hayes shall be an employee of MangoSoft Intellectual Property, Inc., with the title of “Manger of Intellectual Property.”  Hayes shall be responsible for assisting with the implementation of a Licensing Program on behalf of Mango.  Hayes’ duties and responsibilities are limited to only issues related to the Patents and he has no duties or responsibilities towards any other part of Mango’s businesses.  It is further understood by the Parties that Hayes has no ability or authority to bind or obligate Mango in ANY matter, without the prior written consent of Mango’s Chief Executive Officer.  Hayes shall not be considered an officer or director of Mango and shall have no duties, responsibilities or obligations that are, or can be, associated with being an officer of director of Mango.

Section 2.2.           Compensation.  In exchange for duties and services provided by Hayes, Mango shall pay Hayes the sum of One Dollar ($1.00) per year.

Section 2.3            Termination.         Hayes shall be considered an employee “at will.”  Hayes acknowledges that he can be terminated at any time and for any reason, or for no reason at all.  Mango can terminate Hayes either orally or in writing and Mango is not obligated to provide any advance notice to Hayes of his termination.  As a licensed attorney, Hayes is aware of his rights under both state and federal employment law, and expressly waives his right to file suit and or bring a claim under any of the following:

•                                          The National Labor Relations Act;

•                                          Title VII of the Civil Rights Act of 1964;

•                                          Sections 1981 through 1988 of Title 42 of the United States Code;

•                                          The Employee Retirement Income Security Act of 1974;

•                                          The Immigration Reform and Control Act;

•                                          The Americans with Disabilities Act of 1990;

•                                          The Age Discrimination in Employment Act of 1967;

•                                          The Workers Adjustment and Retraining Notification Act;

•                                          The Occupational Safety and Health Act;

•                                          The FairLabor Standards Act;

•                                          The New York Executive (Human Rights) Law;

•                                          The New York Civil Rights Law;

•                                          The New York Minimum Wage Law and all wage orders;

•                                          The New York Wage and Wage Payment Laws, including Section 190, et seq. of the Labor Law;

•                                          The New York City Administrative Code;

•                                          Sarbanes-Oxley Act of 2002;

•                                          Any amendment to the foregoing statutes;

•                                          Any other federal, state or local human rights, whistleblower, retaliation, discrimination, bias, civil rights, benefits, pension, labor or any other federal, state or local law, rule regulation, or ordinance of any kind;

•                                          Any benefit plan, compensation plan, severance plan or any other policy, plan, practice, procedure or program of any kind.

Hayes further agrees to waive and forego any right to collect unemployment insurance or worker’s compensation benefits of any kind.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first noted above.

On behalf of MangoSoft Intellectual Property Inc.:		On behalf of Anthony C. Hayes
Signature:		Signature:

By:	/s/ Dennis M. Goett	By: /	/s/ Anthony Hayes
	Dennis M. Goett		Anthony C. Hayes

Date: January 27, 2012		Date: January 27, 2012